Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTANT FIRM'S CONSENT

We consent to the inclusion in this Registration Statement of Platinum Energy Resources, Inc. on Form S-4 of our report dated February 16, 2006, with respect to our audit of the consolidated financial statements of Platinum Energy Resources, Inc. as of December 31, 2005 and for the period from April 25, 2005 (inception) to December 31, 2005, which report appears in the Proxy Statement/Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading "Experts" in such Prospectus.

/s/ Marcum & Kliegman LLP

New York, New York
November 6, 2006